FORM OF SUB-LICENSING AGREEMENT

This AGREEMENT, dated __________________, ______ by and among Rational Advisors, Inc., a ______ (“Rational”), and Strategy Shares, a Delaware statutory trust (the “Trust”) that is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of Strategy Shares Newfound/ReSolve Robust Momentum ETF (the “Fund”).

WHEREAS, Rational is a party to the ETF Platform Joint Venture Agreement with Newfound Research LLC (“Newfound”) and ReSolve Asset Management Inc. (“ReSolve”) (“Joint Venture Agreement”) effective as of ______, as may be amended from time to time in accordance with the terms thereof (the “Joint Venture Agreement”); and

WHEREAS, pursuant to the Joint Venture Agreement, Rational has a [non-exclusive, non-transferable license] to use the Newfound/ReSolve Robust Equity Momentum Index (the “Index”) [and its related trademarks (“Index Trademark”)] in connection with the issuance, operation, marketing, and promotion of the Fund; and

WHEREAS, Rational serves as the investment adviser to the Fund; and

WHEREAS, Rational wishes to authorize the Trust to use the Index and Index Trademark on behalf of the Fund consistent with the terms of the Joint Venture Agreement and as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and among the parties hereto as follows:

1.       Index.

The Trust may use the Index in connection with factual statements, tables, graphs or diagrams referring to past performance of the Index in documents relating to the Fund, including, without limitation any Fund summary prospectus, statutory prospectus, statement of additional information or shareholder reports (“Fund Documents”).

[2. Index Trademark.

(a) The Index Trademark may only be used in connection with the Fund.

(b) The Index Trademark shall be used in the name of the Fund. The Trust shall give Rational two week’s advance notice of any change in the name of the Fund so that Rational can provide notice of the name change to Newfound and ReSolve.

3.       No Ownership Rights. The Trust acknowledges and agrees that nothing in this Agreement shall transfer to the Trust or the Fund any title to, or any right or interest in, any Index [or Index

Trademark], and that all rights to or in the Index [or the Index Trademark] are reserved to Newfound and ReSolve.

4.       Compliance of Fund Documents with Joint Venture Agreement.

(a) The Trust shall provide Fund Documents to Rational no less than five (5) business days’ prior to their first use, publication or filing, in order for Rational to confirm that such Fund Documents comply with the requirements of the Joint Venture Agreement.

(b) In the event that Rational informs the Trust within two (2) business days after receipt of the Fund Documents that such Fund Documents do not comply with the Joint Venture Agreement, the parties shall use their best efforts to cause such Fund Documents to so comply. The Trust shall not use, publish or file such Fund Documents until such compliance issues have been resolved.

(c) Nothing in this paragraph shall prevent the Trust from making any statements, filings or disclosures that are required by applicable law or regulation.

(d) Upon the request of Rational, the Trust shall, to the extent consistent with applicable laws or regulations, amend, cease distribution of, or recall any Fund Documents that are in breach of the Joint Venture Agreement.

(e) The Trust shall cooperate with Rational’s reasonable requests for information necessary to confirm Rational’s compliance with the Joint Venture Agreement, including details of assets under management, total expense ratio, and/or net asset value of the Fund.

5.       No Fees. The rights of the Trust, on behalf of the Fund, to use the Index and the Index Trademark are provided by Rational at no cost to the Trust or the Fund.

6.       Warranty by Rational.

(a)       Rational warrants that is has the right under the Joint Venture Agreement to permit the Fund to use the Index [and the Index Trademark] under this Agreement, and that to its actual knowledge, the Fund’s use of the Index [and the Index Trademark] in accordance with this Agreement shall not infringe on the intellectual property rights of any third party.

(b)       Rational makes no other warranties as to the Index [or the Index Trademark], including no warranties that the Index [or the Index Trademark]: (i) are of any particular quality (satisfactory or otherwise); (ii) are fit for any particular purpose or use, including but not limited to producing any particular investment outcome or suitability for any use made of the Index [or the Index Trademark (whether or not this use has been made known to Rational); or (iii) are accurate or complete.

7.       Limitation of Liability. Solely with respect to the Fund’s use of the Index [or the Index Trademark], Rational shall not be liable to any Fund (whether by breach of contract, negligence, or for any other reason) for any loss of profits; loss of sales; loss of revenue; loss of goodwill; loss of reputation; loss of opportunity; loss or damage arising from any claim by a shareholder of the Fund; loss of value in or relating to the Fund, the Index or the Index Trademark; or indirect, consequential or special loss or damage.

8.       Term and Termination. This Agreement shall become effective as of the date hereof. This Agreement may be terminated by either party upon [60 days’ written notice to the other party. In addition, this Agreement shall terminate immediately upon termination of the Joint Venture Agreement. Upon the effectiveness of the termination, the Trust and the Fund shall immediately cease to use the Index and the Index Trademark.

9.       Confidentiality. The Trust shall keep confidential any confidential information with respect to the Joint Venture Agreement, the Index and the Index Trademark, disclosed to it by Rational. The Trust shall not disclose any such information, unless written consent is obtained from Rational. The contents of the Joint Venture Agreement but not its existence shall be treated as confidential. The obligations of confidentiality in this Agreement do not apply to any information: (a) that is generally available to the public, unless this availability results from a breach of this Agreement; (b) that the Trust already possesses or which it obtains or originates independently in circumstances in which the Trust is free to disclose it to others; (c) that is trivial or obvious; or (d) that is required to be disclosed by any court, regulatory or governmental body or tribunal that is authorized to order its disclosure.

10. Amendments. This Agreement may be amended by a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first written above.

Rational Advisors, Inc.

____________________________

Name: Jerry Szilagyi

Title: President

Strategy Shares,

on behalf of the Strategy Shares

Newfound/ReSolve Robust Momentum ETF

______________________________

Name:_________________________

Title:__________________________